UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2023

MIRATI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35921	46-2693615
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 Cray Court, San Diego, California 92121
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (858) 332-3410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock	MRTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 17, 2023, Laurie Stelzer notified Mirati Therapeutics, Inc. (the “Company”) of her intention to resign from her position as the Company’s Chief Financial Officer and principal financial and accounting officer, effective as of September 8, 2023 (the “Separation Date”), in order to pursue an opportunity with another biotechnology company.

Ms. Stelzer has agreed to provide transition consulting services (the “Consulting Services”) to the Company for an initial term of 60 days following the Separation Date. As consideration for providing the Consulting Services, the Company will pay Ms. Stelzer $10,000 per month and her outstanding equity awards will continue to vest pursuant to their terms.

On August 21, 2023, the Board of Directors of the Company (the “Board”) appointed Aaron Ondrey, the Company’s Senior Vice President, Financial Planning and Analysis, as the Company’s Interim Chief Financial Officer and principal financial officer, effective as of the Separation Date.

Mr. Ondrey, age 47, has served as the Company’s Senior Vice President, Financial Planning and Analysis since July 2022. Prior to joining the Company Mr. Ondrey served as Vice President, Finance of Arena Pharmaceuticals, Inc., a public biotechnology company (acquired by Pfizer Inc. in March 2022) from January 2020 until July 2022. From December 2018 to January 2020, Mr. Ondrey served as Head of Global Commercial Finance at Alexion Pharmaceuticals, Inc., a public biotechnology company (acquired by AstraZeneca in July 2021). From March 2010 to November 2018, Mr. Ondrey served in various finance roles of increasing responsibility, most recently as Executive Director, Commercial Finance and Business Planning, at Regeneron Pharmaceuticals, Inc., a public biotechnology company. Mr. Ondrey received his Bachelor of Science in Business Administration and Finance from Case Western Reserve University.

In connection with Mr. Ondrey’s appointment, the Company has agreed, effective as of the Separation Date, to (i) increase Mr. Ondrey’s annual base salary to $450,000, (ii) the severance benefits provided under the Company’s Executive Severance Plan (which was filed as exhibit 10.31 to the Company’s Annual Report on Form 10-K on February 28, 2023) for so long as Mr. Ondrey serves as Interim Chief Financial Officer and for a period of 90 calendar days thereafter, and (iii) a retention award (the “Retention Award”) comprised of (a) $300,000 in cash and (b) a restricted stock unit award with a $300,000 target value, with the number of shares to be calculated based on the Company’s closing price on September 8, 2023. The Retention Award will vest and be payable in full on the date that is 90 calendar days following the date that a permanent Chief Financial Officer commences employment with the Company (the “Vesting Date”), subject to Mr. Ondrey’s continuous service through such date. The Retention Award will vest and be payable in full if Mr. Ondrey’s employment with the Company is terminated without Cause (as defined under the Company 2022 Equity Incentive Plan) prior to the Vesting Date. Mr. Ondrey’s employment is at-will and may be terminated at any time by either Mr. Ondrey or by us with or without Cause and without notice.

Mr. Ondrey has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Ondrey and any other person pursuant to which he was selected to his roles with the Company.

Item 7.01	Regulation FD Disclosure.
On August 23, 2023, the Company issued a press release announcing Ms. Stelzer’s resignation and the appointment of Mr. Ondrey. A copy of this press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including the press release attached as Exhibit 99.1, shall not be deemed “filed” for the purposes of or otherwise subject to the liabilities under Section 18 of the Exchange Act. Unless expressly incorporated into a filing of the Company under the Securities Act or the Exchange Act, the information contained in this Item 7.01, including the press release attached as Exhibit 99.1, shall not be incorporated by reference into any Company filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2023	Mirati Therapeutics, Inc.

	By:	/s/ John B. Moriarty, Jr.
John B. Moriarty, Jr.
Chief Legal Officer & Corporate Secretary